Filed pursuant to Rule 433

Registration No. 333-183099

Dated June 4, 2013

FINAL TERM SHEET

Fixed Rate Notes

Issuer:	Baxter International Inc.

Security:	0.950% Notes due 2016 (the “2016 Notes”)
1.850% Notes due 2018 (the “2018 Notes”)
3.200% Notes due 2023 (the “2023 Notes”)
4.500% Notes due 2043 (the “2043 Notes”)

Ratings (Moody’s / S&P / Fitch):	A3 (stable) / A (stable) / A (negative watch)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	2016 Notes: $500,000,000
2018 Notes: $750,000,000
2023 Notes: $1,250,000,000
2043 Notes: $500,000,000

Trade Date:	June 4, 2013

Settlement Date:	June 11, 2013 (T+5)

Maturity:	2016 Notes: June 1, 2016
2018 Notes: June 15, 2018
2023 Notes: June 15, 2023
2043 Notes: June 15, 2043

Interest Payment Dates:	2016 Notes: Semi-annually on each June 1 and December 1
2018 Notes: Semi-annually on each June 15 and December 15
2023 Notes: Semi-annually on each June 15 and December 15
2043 Notes: Semi-annually on each June 15 and December 15

First Pay Date:	2016 Notes: December 1, 2013
2018 Notes: December 15, 2013
2023 Notes: December 15, 2013
2043 Notes: December 15, 2013

Treasury Benchmark:	2016 Notes: 0.250% due 05/15/16
2018 Notes: 1.000% due 05/31/18
2023 Notes: 1.750% due 05/15/23

2043 Notes: 3.125% due 02/15/43

UST Spot (Price / Yield):	2016 Notes: 99-10 1/4 / 0.483%
2018 Notes: 99-24 / 1.052%
2023 Notes: 96-17+ / 2.137%
2043 Notes: 97-00 / 3.284%

Spread to UST:	2016 Notes: T+50 bps
2018 Notes: T+80 bps
2023 Notes: T+110 bps
2043 Notes: T+122 bps

Re-offer Yield to Maturity:	2016 Notes: 0.983%
2018 Notes: 1.852%
2023 Notes: 3.237%
2043 Notes: 4.504%

Coupon:	2016 Notes: 0.950%
2018 Notes: 1.850%
2023 Notes: 3.200%
2043 Notes: 4.500%

Issue Price:	2016 Notes: 99.904%
2018 Notes: 99.990%
2023 Notes: 99.685%
2043 Notes: 99.934%

Day Count Basis:	30 / 360

Optional Redemption:	The 2016 Notes, 2018 Notes, 2023 Notes and 2043 Notes will be redeemable, at the Company’s option, at any time, in whole or in part.

If the 2016 Notes or the 2018 Notes are redeemed prior to their maturity date, if the 2023 Notes are redeemed before the date that is three months prior to their maturity date or if the 2043 Notes are redeemed before the date that is six months prior to their maturity date, the notes of the applicable series may be redeemed at a redemption price equal to the greater of:

(i) 100% of the principal amount; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semiannual basis, at the treasury rate plus 10 basis points in the case of the 2016 Notes, 15 basis points in the case of the 2018 Notes, 20 basis points in the case of the 2023 Notes and 20 basis points in the case of the 2043 Notes;

plus, in each case, accrued and unpaid interest to the date of redemption.

If the 2023 Notes are redeemed on or after the date that is three months prior to their maturity date or if the 2043 Notes are redeemed on or after the date that is six months prior to their maturity date, the notes of the applicable series may be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

Special Mandatory Redemption:	In the event the Company does not complete the acquisition of Gambro AB on or prior to March 17, 2014 or the related share purchase agreement is terminated at any time prior thereto, the Company will redeem the 2016 Notes, 2023 Notes and 2043 Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to but excluding the special mandatory redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Minimum Denomination:	$2,000 x $1,000

CUSIP / ISIN:	2016 Notes: 071813 BH1 / US071813BH16
2018 Notes: 071813 BJ7 / US071813BJ71
2023 Notes: 071813 BL2 / US071813BL28
2043 Notes: 071813 BG3 / US071813BG33

Joint Bookrunners:	J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
RBS Securities Inc
UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.

Co-Managers:	TD Securities (USA) LLC
BNY Mellon Capital Markets, LLC
Danske Markets Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. In the case of J.P Morgan Securities LLC, you may request the prospectus by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, telephone: (212) 834-4533 or by facsimile: (212) 834-6081; in the case of Citigroup Global Markets Inc., you may request the prospectus by contacting Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146, or email: batprospectususdept@citi.com; in the case of Merrill Lynch, Pierce, Fenner & Smith Incorporated, you may request the prospectus by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, telephone: 1-800-294-1322, or email: dg.prospectus_requests@baml.com.